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                                   Exhibit B

                                 June 15, 2000


To The Holders of the Warrants (the "1996
   Warrants") Issued Pursuant to a Warrant
   Agreement dated as of June 17, 1996 between Nexell Therapeutics Inc. (f/k/a VIMRx
   Pharmaceutics Inc.) and American Stock Transfer
   & Trust Company (the "Warrant Agreement"):

          Pursuant to Section 10.1(b)(iii) of the Warrant Agreement, as a result of the one for four reverse stock split of the common stock of Nexell Therapeutics Inc. ("the Company"), effected on June 15, 2000, the exercise price for the 1996 Warrants, which had been $1.35 per share (as a result of adjustments effected on November 24, 1999), has been adjusted to $5.40 per share, and the aggregate number of shares of common stock of the Company for which the outstanding 1996 Warrants are exercisable has been reduced by 3/4th.

          Available upon request is a report of the Company's independent auditors, KPMG llp, on a schedule setting forth the exercise price after such adjustments, a brief statement of the facts requiring such adjustments and the computation by which such adjustments were made. To obtain copies of this report please contact Jackie Perry at (949) 470-6682.

          If you have questions, please contact the undersigned at (949) 470-
6485.

                           Very truly yours,


                             /s/ William A. Albright, Jr.
                           ------------------------------
                           William A. Albright, Jr.
                           Senior Vice President, Treasurer,
                           Chief Financial Officer and Secretary
                           Nexell Therapeutics Inc.